Exhibit 2.1

DEED OF AMENDMENT TO SHARE PURCHASE AGREEMENT

Dated August 21, 2026

PARTIES

1.	SOWG TANZANIA INC., a Delaware corporation of 1440 N Union Bower Rd, Irving, TX 75061 (Buyer).

2.	SOW GOOD INC., a Delaware corporation of 1440 N Union Bower Rd, Irving, TX 75061 (Sow Good).

3.	RYZON MATERIALS LIMITED (ACN 115 111 763) of Suite 11.01, 1 Castlereagh Street, Sydney NSW 2000, Australia (Seller or Ryzon).

4.	URANEX ESIP PTY LIMITED (ACN 122 239 070) of Suite 11.01, 1 Castlereagh Street, Sydney NSW 2000, Australia (Uranex ESIP).

5.	URANEX TANZANIA LIMITED (Company No. 53636) of Dar es Salaam, Tanzania (Uranex).

6.	MAGNIS TECHNOLOGIES TANZANIA LIMITED (Company No. 133941) of Dar es Salaam, Tanzania (Magnis Tech).

BACKGROUND

A.	The parties are party to a Share Purchase Agreement dated 20 April 2026 (SPA), under which the Seller agreed to sell, and the Buyer agreed to purchase, the Sale Shares for the Consideration.

B.	The parties have agreed that the Buyer will subscribe for newly issued shares in each of Uranex and Magnis Tech under an Investment and Share Subscription Agreement to be entered into among the parties and governed by the laws of Mainland Tanzania (ISSA), following which the Buyer will hold 99.97% of the issued share capital of each of Uranex and Magnis Tech and the Seller and Uranex ESIP will together retain 0.03%. The full economic interest in the Retained Shares will be held by the Seller for and on behalf of the Buyer.

C.	The parties confirm that the commercial bargain recorded in the SPA, including the number of Consideration shares to be issued by the Buyer, is unchanged, and wish to amend the SPA so that it continues in full force and effect as the agreement governing the Consideration and the Seller’s obligations, warranties and indemnities in connection with the Transaction as so restructured.

D.	The parties wish to affirm the value of the Consideration being received by Ryzon in the light of dilution to and Share price movements of the Buyer’s Common Shares since the date the SPA was executed.

OPERATIVE PROVISIONS

1.	DEFINED TERMS AND EFFECTIVE DATE

1.1	Capitalised terms used but not defined in this deed have the meanings given in the SPA.

1.2	This deed takes effect on the date it is executed by the last of the parties (Amendment Date). Except as expressly amended by this deed, the SPA continues in full force and effect and is ratified and confirmed by each party.

2.	AMENDMENTS TO DEFINITIONS

2.1	Clause 1.1 of the SPA is amended by inserting the following definitions in alphabetical order:

ISSA means: the Investment and Share Subscription Agreement among the Buyer, Sow Good, the Seller, Uranex ESIP, Uranex and Magnis Tech relating to the subscription by the Buyer for the Subscription Shares.

Nominee Deeds means: the declarations of trust and powers of attorney to be granted by each of the Seller and Uranex ESIP in favour of the Buyer in respect of the Retained Shares, in the agreed form.

Retained Shares means: the shares in Uranex and Magnis Tech held by the Seller and Uranex ESIP immediately following Subscription Completion, being in aggregate 0.03% of the issued share capital of each of Uranex and Magnis Tech, comprising 2 ordinary shares in Uranex and 99 ordinary shares in Magnis Tech held by the Seller and 1 ordinary share in each of Uranex and Magnis Tech held by Uranex ESIP, in each case to be held by the registered holder as bare nominee and trustee for the Buyer on and from Subscription Completion in accordance with the Nominee Deeds.

Securities Filing means: any registration statement, information statement, current or periodic report, listing application, notification or other filing, submission or communication required to be made by Sow Good or any of its Related Bodies Corporate under the Securities Act, the Exchange Act, the rules of the Exchange, the DGCL or any other applicable securities Law, or required by the SEC or the Exchange.

Subscription means: the subscription by the Buyer for, and the allotment and issue to the Buyer of, the Subscription Shares in accordance with the ISSA.

Subscription Completion means: completion of the Subscription in accordance with the ISSA.

Subscription Shares means: 9,997 ordinary shares of TZS 1,000 each in Uranex and 333,334 ordinary shares of TZS 1,000 each in Magnis Tech, representing on issue 99.97% of the issued share capital of each of Uranex and Magnis Tech.

2.2	The definition of “10-Day VWAP” in clause 1.1 of the SPA is deleted and replaced with the following: means US$3.0941 which is the volume-weighted average trading price of the Sow Good Shares on the Exchange, rounded to 4 decimal points, for the last ten (10) trading days prior to the date of this deed, as adjusted pursuant to clause 15.22.

2.3	The definition of “Consideration Shares” in clause 1.1 of the SPA is deleted and replaced with the following: 10,321,528 Seller Consideration Shares, less such number of Sow Good Shares as is determined by dividing (i) the sum of (A) Debt at Completion and (B) the product of two (2) and the aggregate of the CGT Withholding Amount at Completion and the Tanzanian Tax Amount at Completion, in each case as converted to USD pursuant to clause 1.2(a)(xxi), by (ii) the 10-Day VWAP, rounded down to the nearest whole Sow Good Share; together with 222,767 CVRs.

2.4	The definition of “Broker Payoff Shares” in clause 1.1 of the SPA is deleted and replaced with the following: 3,341,501 Sow Good Shares, to be issued to the Broker subject to and in accordance with clause 6.3(c).

2.5	The definition of “Escrow Shares” in clause 1.1 of the SPA is deleted and replaced with the following: means 2,227,670 Escrow Shares, being ten (10) Sow Good Shares for each CVR, to be satisfied by way of issue of 222,767 CVRs..

2.6	The definition of “Lender Payoff Shares” in clause 1.1 of the SPA is deleted and replaced with the following: 6,385,980 Sow Good Shares, to be issued to the Lenders subject to and in accordance with clause 6.3(d).

2.7	The definition of “Sale Shares” in clause 1.1 of the SPA is deleted and each reference in the SPA to the “Sale Shares” is replaced with a reference to the Retained Shares.

2.8	The definition of “Transaction” in clause 1.1 of the SPA is deleted and replaced with: “Transaction means, collectively, the Subscription, the Existing Intercompany Debt Novation and the issue of the Consideration under this agreement.”

2.9	The definition of “Completion” in clause 1.1 of the SPA is deleted and replaced with: “Completion means completion of the matters set out in clause 6, which must occur simultaneously with Subscription Completion.”

3.	NO SALE OF SHARES; SUBSCRIPTION

3.1	Clause 2 of the SPA (Agreement to buy and sell) is deleted and replaced with the following:

3.2	The parties acknowledge that the Buyer will acquire 99.97% of the issued share capital of each Target by way of the Subscription under the ISSA in order to demonstrate to the Tanzanian authorities the Buyer’s present intention to expend material funds to further develop the Nachu project. Ryzon will hold the Retained Shares for and on behalf of the Buyer with all economic interests held for the Buyer’s account.

3.3	The Seller must, and must procure that Uranex ESIP and each Target must, do all things necessary to give effect to the Subscription, including passing all shareholder and director resolutions, waiving all pre-emption and anti-dilution rights, and procuring the increase of the authorised share capital of Magnis Tech required to permit the allotment of the Subscription Shares.

3.4	The Seller and Uranex ESIP must ensure that, on and from Subscription Completion, the Retained Shares are free of Encumbrances and that no further Securities of either Target are issued without the Buyer’s prior written consent.”

4.	CONSIDERATION UNCHANGED

4.1	The number of Shares in the Buyer to be issued by way of Consideration remains unchanged. The parties by the Deed agree that the Broker Payoff Shares are a cost of the Buyer and do not constitute Consideration being received by Ryzon. The parties acknowledge that the maximum total consideration being received by Ryzon by reference to the 10-day VWAP and based on the number of Lender Payoff Shares and Seller Consideration Shares and the CVRs being issued by the Buyer on Completion is AUD81,951,776, which is an amount less than the face value of the Existing Intercompany Debt. Each of the Seller and Uranex ESIP acknowledges that: (a) it has had the opportunity to obtain independent financial, tax and legal advice in relation to the Consideration; (b) neither the Buyer nor Sow Good has made any representation, and gives no warranty, as to the value of the Sow Good Shares, the CVRs or the Escrow Shares at Completion or at any time thereafter; and (c) the aggregate number of Sow Good Shares issuable in connection with the Transaction, whether at Completion or on issue of the Escrow Shares, must not exceed 22,276,676 Sow Good Shares (as adjusted pursuant to clause 15.22), and no party may require Sow Good to issue Sow Good Shares in excess of that number. Nothing in the ISSA reduces, replaces or otherwise affects the Consideration.

4.2	Clause 3.1 of the SPA is amended by deleting the words “as consideration for the sale of the Sale Shares” and replacing them with “as consideration for (a) the Seller and Uranex ESIP permitting and giving effect to the Subscription and the resulting dilution of their shareholdings in the Targets, (b) the Existing Intercompany Debt Novation, (c) the transfer of the economic benefits of the Retained Shares being held for the benefit of the Buyer, and (d) the Seller Warranties, covenants and indemnities given by the Seller under this agreement”.

4.3	For the avoidance of doubt, the aggregate amount payable or issuable by the Buyer and Sow Good in connection with the Transaction, including under the ISSA, does not exceed the Consideration, and neither the Buyer nor Sow Good is obliged to contribute any cash or other assets to either Target beyond the Subscription Price payable under the ISSA.

5.	CONDITIONS AND COMPLETION

5.1	Clause 4.1 of the SPA is amended by inserting the following additional Conditions, in each case for the benefit of the Buyer:

(a)	the ISSA having been executed by each party to it and each condition precedent under the ISSA having been satisfied or waived, such that Subscription Completion is capable of occurring simultaneously with Completion;

(b)	the authorised share capital of Magnis Tech having been increased by TZS 333,334,000 divided into 333,334 ordinary shares of TZS 1,000 each;

(c)	the release and discharge in full of the Debenture Deed dated 31 December 2024 in favour of McEvoy Street Alexandria Pty Limited and of every other Encumbrance over the shares in, or assets of, either Target, together with a duly executed deed of release from each Lender;

(d)	each Nominee Deed having been duly executed and delivered by the Seller and Uranex ESIP respectively, together with (i) executed but undated share transfer forms in respect of the Retained Shares, (ii) the relevant share certificates, and (iii) executed but undated statutory forms required to register a transfer of the Retained Shares with the Registrar of Companies;

(e)	the Buyer having received written confirmation from Tanzanian counsel, in form and substance satisfactory to the Buyer, that (i) the Subscription and the Nominee Deeds do not require any Authorisation which has not been obtained, and (ii) no Tanzanian Duty, capital gains tax or withholding tax is payable in respect of the Nominee Deeds other than as quantified in that confirmation; and

(f)	the Subscription Agreements having been executed by the Broker and each Lender and remaining in full force and effect, and neither the Broker nor any Lender having repudiated, rescinded or given notice of termination of its Subscription Agreement.

5.2	Clause 6.1 of the SPA is amended by inserting at the end: “Completion must occur simultaneously with Subscription Completion, and neither Completion nor Subscription Completion is to occur unless the other occurs.”

5.3	Clause 6.2 of the SPA is amended by inserting an obligation on the Seller to deliver evidence satisfactory to the Buyer that the Subscription Shares have been allotted and issued to the Buyer as fully paid and that the Buyer has been entered in the register of members of each Target as the holder of them.

5.4	The definition of “Sunset Date” in clause 1.1 of the SPA is confirmed as 15 October 2026.

5.5	Clause 15.22(b) of the SPA is deleted in its entirety and replaced with the following Without limiting clause 15.22(a), the parties acknowledge that Sow Good has subsequent to the date of the SPA completed a 15-to-1 reverse stock split of the Sow Good Shares with an effective time of April 23, 2026.

6.	WARRANTIES AND INDEMNITIES

6.1	The Seller Warranties, the General Indemnity, the specific indemnities and the Tax Indemnity in the SPA continue in full force and effect, are given by the Seller as at the Amendment Date and are deemed repeated at Completion, in each case in respect of the Targets and the Business as if the Buyer were acquiring the Targets by way of purchase of the Sale Shares.

6.2	Clause 9.9 of the SPA (Escrow Shares), clause 9.6 (Payments; Right of Offset) and the CVR Agreement continue to apply unamended.

6.3	Any Seller Warranty which by its terms relates to the Seller’s title to, or the transfer of, the Sale Shares is to be read as relating to the Seller’s and Uranex ESIP’s title to the shares in the Targets immediately prior to Subscription Completion and to the Retained Shares thereafter.

6.4	No double recovery. Notwithstanding any other provision of this agreement or of the ISSA, the Buyer and Sow Good may not recover more than once in respect of the same Loss, whether under the Seller Warranties, the General Indemnity, the specific indemnities or the Tax Indemnity under this agreement, or under any warranty or indemnity given under the ISSA. The limitations, exclusions, thresholds, caps and time limits in this agreement apply to any claim under the ISSA in respect of the same or substantially the same subject matter as if that claim had been brought under this agreement.

6.5	Break fees. If a break fee becomes payable under clause 5.11 of this agreement and a break fee also becomes payable under the ISSA in respect of the same event or circumstance, only one break fee is payable, being the higher of the two amounts.

7.	RELATIONSHIP WITH THE ISSA

7.1	The parties acknowledge and agree that the SPA, as amended by this deed, is not superseded, replaced, terminated or otherwise affected by the ISSA, and remains the agreement governing the Consideration and the Seller’s warranties, covenants and indemnities in connection with the Transaction.

7.2	To the extent of any inconsistency between the SPA (as amended) and the ISSA, the SPA prevails, and each party must procure that the ISSA is construed and given effect accordingly.

7.3	Each party must ensure that no statement is made to any Government Agency, and no document is filed with any Government Agency, which is inconsistent with clause 7.1, except that nothing in this clause 7 restricts or prohibits: (a) any Securities Filing, or any statement, response or submission made to the SEC, the Exchange or any securities regulator, in each case to the extent Sow Good or its advisers consider in good faith that it is required by applicable Law or the rules of the Exchange; (b) any disclosure required by an order of a court of competent jurisdiction or by any applicable Law; or (c) any filing, submission or communication required by a Government Agency in Mainland Tanzania or Australia in connection with the Transaction. Before making any such statement or filing which describes this agreement, the ISSA or the Transaction, the disclosing party must, to the extent practicable and permitted by Law, provide the other parties with a reasonable opportunity to review and comment on the relevant description, and must consider those comments in good faith, but the disclosing party retains final control over the content of any Securities Filing.

7.4	Retained Shares. On and from Subscription Completion: (a) each of the Seller and Uranex ESIP holds the Retained Shares registered in its name as bare nominee and trustee for the Buyer absolutely, and has no legal, beneficial or economic interest in them; (b) each of the Seller and Uranex ESIP must account to the Buyer for all dividends, distributions, returns of capital and other benefits received in respect of the Retained Shares, exercise all voting and other rights attaching to the Retained Shares only as the Buyer directs, and transfer the Retained Shares as and to whom the Buyer directs; (c) neither the Seller nor Uranex ESIP may sell, transfer, encumber, declare any further trust over or otherwise deal with the Retained Shares; and (d) any share, security or other right issued or accruing in respect of the Retained Shares after Subscription Completion is held on the same terms. This clause 7.4 does not limit the Nominee Deeds.

7.5	Sequencing. The parties must procure that each Nominee Deed is executed and delivered at Completion as part of, and conditional upon, the Transaction, and not as a separate or subsequent dealing.

8.	GENERAL

8.1	This deed is governed by the laws of Western Australia and clauses 12 to 15 of the SPA apply to this deed as if set out in it.

8.2	This deed may be executed in counterparts and by electronic signature.

9.	CONSEQUENTIAL AND CONFORMING CHANGES

9.1	Clause 6.3(e) of the SPA (delivery by the Buyer of an executed share transfer form) is deleted, no transfer of shares in either Target occurring at Completion.

9.2	The parties must, prior to Completion, confirm the correct registered number of Magnis Tech (recorded inconsistently in the SPA as 113941 and in the ISSA and the Nominee Deeds as 133941) and the nominal value of the shares in Uranex (recorded inconsistently as TZS 1,333 and TZS 1,000 each), and must execute such further documents as are necessary to conform each Transaction Agreement to the registers of the relevant Target.

9.3	Clause 7.3 of the SPA (Check-the-Box Election) is amended by replacing each reference to the acquisition of the Sale Shares with a reference to the Subscription and the holding of the Retained Shares, so that the election operates in respect of the Buyer’s interest in each Target following Subscription Completion.

9.4	Each of Sow Good and the Buyer must procure that a written consent of stockholders holding a majority of the outstanding common stock of Sow Good is executed and delivered, in accordance with section 228 of the DGCL, approving and adopting this deed, the ISSA and the issuance of the Consideration Shares as amended by this deed, and it is a Condition for the benefit of each party that such consent has been obtained.

[Signature page follows]

Executed by SOWG Tanzania Inc. in accordance with its constituent documents and the laws of its place of incorporation:

/s/ Yisroel Goldberg
Signature of Authorised Representative

Yisroel Goldberg
Full Name (please print)

SOW GOOD:

Executed by Sow Good Inc. in accordance with its constituent documents and the laws of its place of incorporation:

/s/ Yisroel Goldberg
Signature of Authorised Representative

Yisroel Goldberg
Full Name (please print)

Executed by Ryzon Materials Limited (ACN 115 111 763) in accordance with section 127(1) of the Corporations Act 2001 (Cth) by:

/s/ Frank Poullas	/s/ Jonathan Reynolds
Signature of *Director/*Sole Director	Signature of *Director/*Secretary
*Please indicate whichever applies	*Please indicate whichever applies or cross-out entirely for sole director/secretary companies

Frank Poullas	Jonathan Reynolds
Full Name (please print)	Full Name (please print)

Executed by Uranex Tanzania Limited in accordance with its constituent documents and the laws of its place of incorporation:

/s/ Frank Poullas	/s/ Jonathan Reynolds
Signature of Authorised Representative	Signature of Authorised Representative

Frank Poullas	Jonathan Reynolds
Full Name (please print)	Full Name (please print)

Executed by Magnis Technologies (Tanzania) Limited in accordance with its constituent documents and the laws of its place of incorporation:

/s/ Frank Poullas	/s/ Jonathan Reynolds
Signature of Authorised Representative	Signature of Authorised Representative

Frank Poullas	Jonathan Reynolds
Full Name (please print)	Full Name (please print)

Executed by Uranex ESIP Pty Ltd (ACN 122 239 070) in accordance with section 127(1) of the Corporations Act 2001 (Cth) by:

/s/ Frank Poullas	/s/ Jonathan Reynolds
Signature of *~~Director~~/*Sole Director	Signature of *~~Director~~/*Secretary
*Please indicate whichever applies	*Please indicate whichever applies or cross-out entirely for sole director/secretary companies

Frank Poullas	Jonathan Reynolds
Full Name (please print)	Full Name (please print)